EXHIBIT 4.1

HORNBECK OFFSHORE SERVICES, INC.

AND

THE GUARANTORS NAMED HEREIN,

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 15, 2012

to

Indenture

Dated as of November 23, 2004

Series A and Series B

6.125% Senior Notes due 2014

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 15, 2012, is by and among Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), the Guarantors listed on the signature pages hereof, and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Trustee, the Company and certain subsidiaries of the Company have heretofore executed and delivered that certain Indenture dated as of November 23, 2004 (the “Indenture”), providing for the issuance of 6.125% Series A Senior Notes due 2014 and 6.125% Series B Senior Notes due 2014;

WHEREAS, on November 23, 2004, the Company issued $225,000,000 in aggregate principal amount of its 6.125% Series A Senior Notes due 2014 and, on October 4, 2005, the Company issued an additional $75,000,000 in aggregate principal amount of 6.125% Series A Senior Notes due 2014, and in each instance subsequently exchanged such notes for an equal aggregate principal amount of its 6.125% Series B Senior Notes due 2014 (collectively, the “Notes”);

WHEREAS, $300,000,000 in principal amount of Notes is currently outstanding;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer for Notes), the Company, when authorized by a resolution of its Board of Directors, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Company desires and has requested the Trustee to join with it and the Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the Company has been soliciting consents to this Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated March 2, 2012 and the related Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by resolutions of the Board of Directors of the Company and of the Boards of Directors of each of the Guarantors;

WHEREAS, (1) the Company has received the consent of the Holders of a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates), all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (3) the Company and the Guarantors have satisfied all other conditions required under Article 9 of the Indenture to enable the Company, the Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

Section 1.1 Amendments to Articles 3, 4, 5 and 6. The Indenture is hereby amended by deleting the following Sections or clauses of the Indenture and all references and definitions related thereto in their entirety:

Section 3.09 (Offer to Purchase by Application of Excess Proceeds);

Section 4.03 (Reports), except as required by Section 314(a) of the TIA;

Section 4.04(b) and (c) (Compliance Certificate);

Section 4.05 (Taxes);

Section 4.06 (Stay, Extension and Usury Laws);

Section 4.07 (Restricted Payments);

Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries);

Section 4.09 (Incurrence of Indebtedness and Issuance of Disqualified Stock);

Section 4.10 (Asset Sales);

Section 4.11 (Transactions with Affiliates);

Section 4.12 (Liens);

Section 4.13 (Additional Subsidiary Guarantees);

Section 4.15 (Offer to Purchase Upon Change of Control);

Section 4.16 (Issuances and Sales of Capital Stock of Restricted Subsidiaries);

Section 4.17 (Sale-and-Leaseback Transactions);

Section 4.18 (No Inducements);

Section 4.21 (Conduct of Business);

Section 5.01(c) and (d) (Merger, Consolidation or Sale of Assets); and

Section 6.01(c), (d), (e) and (f) (Events of Default).

Section 1.2 Amendments to Notes. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 2.3 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Successors. All agreements of the Company and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.5 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

Section 2.6 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.

Section 2.7 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.8 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company, pursuant to the Tender Offer, of a majority in principal amount of the outstanding Notes (excluding, for this purpose, any Notes owned by the Company or any of its Affiliates), with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur.

Section 2.9 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of March 15, 2012, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the First Supplemental Indenture, dated as of March 15, 2012. Reference is hereby made to such First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 2.10 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ James O. Harp, Jr.
	Name:	James O. Harp, Jr.
	Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

ENERGY SERVICES PUERTO RICO, LLC
HORNBECK OFFSHORE SERVICES, LLC
HORNBECK OFFSHORE TRANSPORTATION, LLC
HORNBECK OFFSHORE OPERATORS, LLC
HOS-IV, LLC
HORNBECK OFFSHORE TRINIDAD & TOBAGO, LLC

By:	/s/ James O. Harp, Jr.
	Name:	James O. Harp, Jr.
	Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Martin Reed
	Name:	Martin Reed
	Title:	Vice President

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